Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER FISCAL 2022 RESULTS
TULSA, OK – May 9, 2022 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its third quarter of fiscal 2022.
Key highlights:
•Project awards in the quarter of $179.7 million bring year-to-date awards to $638.7 million, an 81% increase compared to first nine months of the prior year, resulting in a book-to-bill of 1.3 year-to-date
•Recent notable awards include thermal vacuum chambers, electrical infrastructure projects, construction of a borate mining facility, and early engineering for an LNG export terminal
•Backlog increased to $594.2 million, an increase of 28% compared to the start of the fiscal year
•Liquidity of $86.8 million and no debt
•Third quarter revenue of $177.0 million and loss per fully diluted share of $1.30; adjusted loss per fully diluted share of $0.50(1) excluding one-time non-cash items
“Our revenue volume and financial performance have been impacted by delays in project starts on certain projects in our backlog as well as delays in awards of larger project work. While I am pleased that we achieved our third consecutive quarter with a book-to-bill of greater than 1.0 and have a book-to-bill of 1.3 through the first nine months of our fiscal year, I am more excited by our near-term project pipeline, which should lead to material increases in backlog over the next two quarters as larger energy infrastructure projects are awarded. In addition to the long-term need for reliable natural gas supply, recent global events underscore the urgency of accelerating these projects to support the world’s need for enhanced energy security by increasing the availability of LNG globally. Many of these projects are in our sales pipeline, and we expect them to materialize over the next six months," said John R. Hewitt, President and CEO.
"We continue to strengthen Matrix through the expansion of our shared service model to include enterprise-wide finance, accounting and human resources, and creation of a center of operational excellence to initially optimize procurement and quality, health and safety and ultimately include various project management and proposal services. This will allow us to better deliver against the opportunity set that lies ahead and also mitigate execution risk going forward.”
Earnings Summary
Revenue in the third quarter of fiscal 2022 was $177.0 million, an increase of $15.0 million compared to second quarter fiscal 2022 revenue of $162.0 million. Gross margin (loss) was (1.0%) in the third quarter of fiscal 2022 primarily due to under recovered overheads as well as an increase in forecasted cost on two projects won in the very competitive environment during the height of the pandemic.
In the Storage and Terminals Solutions segment, a gross margin (loss) of (0.9%) for the quarter was primarily the result of under recovered overheads and the execution of smaller competitively priced capital projects.
In the Process and Industrial Facilities segment, third quarter gross margin (loss) of (0.6%) was primarily due to an increase in forecasted costs to complete a midstream gas processing project. The increase in forecasted costs was primarily due to poor performance of a, now terminated, subcontractor, which will require rework in order to meet our client's expectations.

In the Utility and Power Infrastructure segment, third quarter gross margin was (0.8%) as a result of under recovery of construction overhead costs, lower margins on capital work bid competitively, and an increase in forecasted cost on a capital project.
In the third quarter, we recorded a non-cash impairment to goodwill of $18.3 million.
We booked a $1.6 credit to restructuring costs due to a favorable settlement of a restructuring obligation related to our exit from the domestic iron and steel industry in fiscal 2020. We continued to implement our previously announced business improvement plan during the third quarter. The current phase of our plan is focused on the consolidation of transactional services, procedures and operational talent to increase our efficiency, competitiveness and profitability. Since we implemented the plan in fiscal 2020, we estimate that we have reduced our cost structure by approximately $82 million, or 30%, with one third of those reductions related to SG&A and the rest related to construction overhead, which is included in cost of revenue in the Condensed Consolidated Statements of Income.
Our effective tax rates for the three months ended March 31, 2022 and March 31, 2021 were 0.4% and 28.2%, respectively. The effective tax rate was impacted by a $7.7 million valuation allowance placed on our deferred tax assets during the third quarter of fiscal 2022.
For the three months ended March 31, 2022, we had a net loss of $34.9 million, or $1.30 per fully diluted share, compared to a net loss of $12.9 million, or $0.49 per fully diluted share, in the three months ended March 31, 2021. For the three months ended March 31, 2022, we had and adjusted net loss of $13.4 million, or $0.50 per fully diluted share compared to an adjusted loss of $11.5 million, or $0.43 per diluted share, for the three months ended March 31, 2021.
Backlog
Our backlog as of March 31, 2022 was $594.2 million. Project awards totaled $179.7 million and $638.7 million during the three and nine months ended March 31, 2022, respectively, leading to book-to-bill ratios of 1.0 and 1.3 for the three and nine-month periods. On a segment basis, the third quarter book-to-bill was 0.4 for Utility and Power Infrastructure (0.7 year-to-date), driven largely by bookings in electrical infrastructure. For Process and Industrial Facilities, the book-to-bill was 1.5 (1.9 year-to-date) led by key awards for two thermal vacuum chamber projects, a midstream gas processing plant, a borate mining facility, and other renewable energy capital projects. For Storage and Terminal Solutions, the quarterly book-to-bill was 1.1 (1.2 year-to-date) led by midstream storage and other renewables projects. Bidding activity is strong, and while the timing of project awards can fluctuate, we expect the trend of improving backlog to continue.
The table below summarizes our awards, book-to-bill ratios and backlog by segment for our third fiscal quarter and year-to-date (in thousands, except for book-to-bill ratios):

	Three Months Ended March 31, 2022		Nine Months Ended March 31, 2022		Backlog as of March 31, 2022
Segment:	Awards	Book-to-Bill	Awards	Book-to-Bill
Utility and Power Infrastructure	$23,366	0.4	$115,648	0.7	$114,393
Process and Industrial Facilities	104,729	1.5	315,143	1.9	286,728
Storage and Terminal Solutions	51,575	1.1	207,936	1.2	193,106
Total	$179,670	1.0	$638,727	1.3	$594,227

	Three Months Ended March 31, 2021		Nine Months Ended March 31, 2021		Backlog as of March 31, 2021
Segment:	Awards	Book-to-Bill	Awards	Book-to-Bill
Utility and Power Infrastructure	$49,808	1.1	$87,898	0.6	$203,300
Process and Industrial Facilities	40,836	1.0	149,732	1.1	155,430
Storage and Terminal Solutions	47,399	0.8	114,960	0.6	179,607
Total	$138,043	0.9	$352,590	0.7	$538,337

Financial Position
At March 31, 2022, we had no debt and total liquidity of $86.8 million. Liquidity is comprised of $34.1 million of unrestricted cash and cash equivalents and $52.7 million of borrowing availability under the ABL Facility. The Company has $25.0 million of restricted cash to support the ABL Facility.

(1)Non-GAAP Financial Measure
Adjusted loss per share is a non-GAAP financial measure which excludes the financial impact of a valuation allowance placed on our deferred tax assets, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement and restructuring costs. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to loss per share.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, May 10, 2022 and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
Dial in - Toll-Free 1-888-660-6127
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Audience Passcode 8678241

About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Revenue	$177,003	$148,260	$507,061	$498,499
Cost of revenue	178,766	146,700	509,125	467,276
Gross profit (loss)	(1,763)	1,560	(2,064)	31,223
Selling, general and administrative expenses	17,041	17,179	49,592	52,031
Goodwill impairment	18,312	—	18,312	—
Restructuring costs	(1,578)	1,860	(278)	6,585
Operating loss	(35,538)	(17,479)	(69,690)	(27,393)
Other income (expense):
Interest expense	(204)	(322)	(2,705)	(1,055)
Interest income	19	25	69	96
Other	677	(157)	534	1,849
Loss before income tax expense (benefit)	(35,046)	(17,933)	(71,792)	(26,503)
Provision (benefit) for federal, state and foreign income taxes	(147)	(5,060)	5,564	(6,002)
Net loss	$(34,899)	$(12,873)	$(77,356)	$(20,501)

Basic loss per common share	$(1.30)	$(0.49)	$(2.90)	$(0.78)
Diluted loss per common share	$(1.30)	$(0.49)	$(2.90)	$(0.78)
Weighted average common shares outstanding:
Basic	26,783	26,515	26,714	26,422
Diluted	26,783	26,515	26,714	26,422

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2022	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$34,092	$83,878
Accounts receivable, less allowances (March 31, 2022—$634 and June 30, 2021—$898)	137,690	148,030
Costs and estimated earnings in excess of billings on uncompleted contracts	46,393	30,774
Inventories	6,907	7,342
Income taxes receivable	13,734	16,965
Other current assets	7,322	4,230
Total current assets	246,138	291,219
Property, plant and equipment at cost:
Land and buildings	41,745	41,633
Construction equipment	93,862	94,453
Transportation equipment	49,532	50,510
Office equipment and software	43,447	42,706
Construction in progress	564	493
Total property, plant and equipment - at cost	229,150	229,795
Accumulated depreciation	(168,672)	(160,388)
Property, plant and equipment - net	60,478	69,407
Restricted cash	25,000	—
Operating lease right-of-use assets	20,811	22,412
Goodwill	42,240	60,636
Other intangible assets, net of accumulated amortization	5,228	6,614
Deferred income taxes	—	5,295
Other assets, non-current	13,185	11,973
Total assets	$413,080	$467,556

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2022	June 30, 2021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,161	$60,920
Billings on uncompleted contracts in excess of costs and estimated earnings	73,868	53,832
Accrued wages and benefits	23,073	21,008
Accrued insurance	6,310	6,568
Operating lease liabilities	4,928	5,747
Other accrued expenses	3,841	5,327
Total current liabilities	180,181	153,402
Deferred income taxes	32	34
Operating lease liabilities	19,630	20,771
Other liabilities, non-current	401	7,810
Total liabilities	200,244	182,017
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2022 and June 30, 2021; 26,783,265 and 26,549,438 shares outstanding as of March 31, 2022 and June 30, 2021, respectively	279	279
Additional paid-in capital	137,886	137,575
Retained earnings	97,822	175,178
Accumulated other comprehensive loss	(7,477)	(6,749)
	228,510	306,283
Less: Treasury stock, at cost — 1,104,952 shares as of March 31, 2022, and 1,338,779 shares as of June 30, 2021	(15,674)	(20,744)
Total stockholders' equity	212,836	285,539
Total liabilities and stockholders’ equity	$413,080	$467,556

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Gross revenue
Utility and Power Infrastructure	$59,341	$44,720	$171,298	$157,414
Process and Industrial Facilities	69,786	43,095	167,033	141,570
Storage and Terminal Solutions	49,254	61,542	175,174	204,572
Total gross revenue	$178,381	$149,357	$513,505	$503,556
Less: Inter-segment revenue
Process and Industrial Facilities	$815	$261	$3,841	$1,543
Storage and Terminal Solutions	563	836	2,603	3,514
Total inter-segment revenue	$1,378	$1,097	$6,444	$5,057
Consolidated revenue
Utility and Power Infrastructure	$59,341	$44,720	$171,298	$157,414
Process and Industrial Facilities	68,971	42,834	163,192	140,027
Storage and Terminal Solutions	48,691	60,706	172,571	201,058
Total consolidated revenue	$177,003	$148,260	$507,061	$498,499
Gross profit (loss)
Utility and Power Infrastructure	$(492)	$(4,692)	$(7,089)	$7,818
Process and Industrial Facilities	(441)	(171)	6,663	11,352
Storage and Terminal Solutions	(458)	6,423	(216)	12,053
Corporate	(372)	—	(1,422)	—
Total gross profit (loss)	$(1,763)	$1,560	$(2,064)	$31,223
Selling, general and administrative expenses
Utility and Power Infrastructure	$2,910	$2,356	$9,109	$7,154
Process and Industrial Facilities	3,198	3,882	8,752	11,319
Storage and Terminal Solutions	4,063	4,792	12,850	13,854
Corporate	6,870	6,149	18,881	19,704
Total selling, general and administrative expenses	$17,041	$17,179	$49,592	$52,031
Goodwill impairment and restructuring costs
Utility and Power Infrastructure	$2,659	$403	$2,705	$1,226
Process and Industrial Facilities	6,856	781	6,839	3,645
Storage and Terminal Solutions	7,219	590	7,293	1,244
Corporate	—	86	1,197	470
Total goodwill impairment and restructuring costs	$16,734	$1,860	$18,034	$6,585
Operating income (loss)
Utility and Power Infrastructure	$(6,061)	$(7,451)	$(18,903)	$(562)
Process and Industrial Facilities	(10,495)	(4,834)	(8,928)	(3,612)
Storage and Terminal Solutions	(11,740)	1,041	(20,359)	(3,045)
Corporate	(7,242)	(6,235)	(21,500)	(20,174)
Total operating loss	$(35,538)	$(17,479)	$(69,690)	$(27,393)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed ("LNTP"), we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of December 31, 2021	$150,368	$250,970	$190,222	$591,560
Project awards	23,366	104,729	51,575	179,670
Revenue recognized	(59,341)	(68,971)	(48,691)	(177,003)
Backlog as of March 31, 2022	$114,393	$286,728	$193,106	$594,227
Book-to-bill ratio(1)	0.4	1.5	1.1	1.0

(1)Calculated by dividing project awards by revenue recognized during the period.
The following table provides a summary of changes in our backlog for the nine months ended March 31, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2021	$170,043	$134,777	$157,741	$462,561
Project awards	115,648	315,143	207,936	638,727
Revenue recognized	(171,298)	(163,192)	(172,571)	(507,061)
Backlog as of March 31, 2022	$114,393	$286,728	$193,106	$594,227
Book-to-bill ratio(1)	0.7	1.9	1.2	1.3

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Adjusted Net Loss and Diluted Loss per Common Share(1)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net loss, as reported	$(34,899)	$(12,873)	$(77,356)	$(20,501)
Restructuring costs incurred	(1,578)	1,860	(278)	6,585
Goodwill impairment	18,312	—	18,312	—
Accelerated amortization of deferred debt amendment fees(2)	—	—	1,518	—
Deferred tax asset valuation allowance(3)	7,671	—	21,869	—
Tax impact of adjustments	(2,911)	(479)	(3,636)	(1,695)
Adjusted net loss	$(13,405)	$(11,492)	$(39,571)	$(15,611)

Loss per fully diluted share, as reported	$(1.30)	$(0.49)	$(2.90)	$(0.78)
Adjusted loss per fully diluted share	$(0.50)	$(0.43)	$(1.48)	$(0.59)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted diluted loss per common share for the three and nine months ended March 31, 2022 and 2021. The most directly comparable financial measures are net loss and net loss per diluted share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted diluted loss per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees.
(3)In determining the need for a valuation allowance on deferred tax assets, the accounting standards provide that the existence of a cumulative loss over a three-year period generally precludes the use of management’s projections of future taxable income. Consequently, we have recorded a full valuation allowance against the deferred tax assets in the U.S. taxable jurisdiction in the amount of $21.9 million during fiscal 2022. These assets are primarily comprised of federal net operating losses, which have an indefinite carryforward, federal tax credits and state net operating losses. To the extent the Company generates taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated, we will realize the benefit associated with the net operating losses for which the valuation allowance has been provided.

Reconciliation of Net Loss to Adjusted EBITDA(1)

	Three Months Ended		Nine Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	(In thousands)
Net loss	$(34,899)	$(12,873)	$(77,356)	$(20,501)
Goodwill impairment	18,312	—	18,312	—
Restructuring costs	(1,578)	1,860	(278)	6,585
Stock-based compensation	2,088	2,214	5,823	6,413
Interest expense	204	322	2,705	1,055
Provision (benefit) for income taxes	(147)	(5,060)	5,564	(6,002)
Depreciation and amortization	3,716	4,352	11,557	13,639
Adjusted EBITDA	$(12,304)	$(9,185)	$(33,673)	$1,189

(1)This table presents Adjusted EBITDA, which we define as net loss before impairment of goodwill and other intangible assets, restructuring costs, stock-based compensation expense, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:

•It does not include impairment to goodwill. While impairment to goodwill is a non-cash expense in the period recognized, cash or other consideration was still transferred in exchange for goodwill in the period of the acquisition. Any measure that excludes impairment to goodwill has material limitations since this expense represents the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.